As filed with the Securities and Exchange Commission on September 27, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

e.l.f. Beauty, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2844	46-4464131
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

570 10th Street

Oakland, CA 94607

(510) 778-7787

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2014 Equity Incentive Plan

2016 Equity Incentive Award Plan

2016 Employee Stock Purchase Plan

(Full Title of the Plan)

Tarang P. Amin

Chairman and Chief Executive Officer

e.l.f. Beauty, Inc.

570 10th Street

Oakland, CA 94607

(510) 778-7787

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Tad J. Freese, Esq.

Kathleen M. Wells, Esq.

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Telephone: (650) 328-4600

Facsimile: (650) 463-2600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	10,677,005	$2.6765 - $25.09	$160,467,886.72	$16,159.12

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2014 Equity Incentive Plan (the “2014 Plan”), the 2016 Equity Incentive Award Plan (the “2016 Plan”) and the 2016 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price (a) for outstanding options granted under the 2014 Plan and the 2016 Plan are based upon the weighted-average exercise price of such outstanding options and (b) for outstanding restricted stock units granted under the 2016 Plan and shares reserved for future issuance under the 2016 Plan and the ESPP are based on the average of the high and the low price of Registrant’s common stock as reported on the New York Stock Exchange on September 23, 2016. The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share		Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the 2014 Plan (3)	4,341,200	$2.6765	(2)(a)	$11,619,221.80
Shares issuable upon the exercise of outstanding options granted under the 2016 Plan	1,250,517	$17.00	(2)(a)	$21,258,789.00
Shares issuable pursuant to outstanding restricted stock units granted under the 2016 Plan	596,217	$25.09	(2)(b)	$14,959,084.53
Shares reserved for future grant under the 2016 Plan(3)	3,583,956	$25.09	(2)(b)	$89,921,456.04
Shares reserved for future grant under the ESPP	905,115	$25.09	(2)(b)	$22,709.335.35
Proposed Maximum Aggregate Offering Price				$160,467,886.72

Registration Fee				$16,159.12

(3)	Pursuant to the terms of the 2016 Plan, any shares subject to outstanding options originally granted under the 2014 Plan that terminate, expire or lapse for any reason without the delivery of shares to the holder thereof, up to a maximum of 4,341,200 shares, shall become available for issuance pursuant to awards granted under the 2016 Plan.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the plans are exercised and/or vest.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, e.l.f. Beauty, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	The prospectus filed by the Registrant with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), on September 22, 2016, relating to the registration statement on Form S-1, as amended (No. 333-213333), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The Registrant’s Current Report on Form 8-K as filed with the SEC on September 27, 2016; and

(c)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 001-37873), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 12, 2016, including any amendments or reports filed for the purpose of updating such description.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances will any information filed under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 102 of the Delaware General Corporation Law, we have adopted provisions in our amended and restated certificate of incorporation (the “Certificate of Incorporation”) filed with the Secretary of State of the State of Delaware and our amended and restated bylaws (the “Bylaws”) that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our Certificate of Incorporation also requires us to indemnify our officers and directors and authorizes us to indemnify our employees and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the Delaware General Corporation Law, our Bylaws provide that:

•	we shall indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

•	we may indemnify our employees and agents to the fullest extent permitted by applicable law, subject to limited exceptions;

•	we shall advance expenses to our directors and officers and may advance expenses to our employees and agents in connection with a legal proceeding to the fullest extent permitted by applicable law, subject to limited exceptions; and

•	the rights provided in our Bylaws are not exclusive.

Our Certificate of Incorporation and our Bylaws provide for the indemnification provisions described above and elsewhere herein. We have also entered into separate indemnification agreements with our directors and officers which may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made under this Item 8 to the exhibit index included in this Registration Statement.

Item 9.	Undertakings.

The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Oakland, California, on the 27th day of September, 2016.

e.l.f. Beauty, Inc.

By:	/s/ Tarang P. Amin
	Name:	Tarang P. Amin
	Title:	Chief Executive Officer

Power of attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tarang P. Amin, John P. Bailey and Scott K. Milsten, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement or amendment thereto has been signed by the following persons in the capacities indicated on the 27th day of September, 2016.

Signature	Title

/s/ Tarang P. Amin	Chief Executive Officer, Chairman and Director (Principal Executive Officer)
Tarang P. Amin

/s/ John P. Bailey	President and Chief Financial Officer (Principal Financial and Accounting Officer)
John P. Bailey

/s/ Lauren Cooks Levitan	Director
Lauren Cooks Levitan

/s/ William E. McGlashan, Jr.	Director
William E. McGlashan, Jr.

/s/ Kirk L. Perry	Director
Kirk L. Perry

/s/ Joseph A. Shamah	Director
Joseph A. Shamah

/s/ Sabrina L. Simmons	Director
Sabrina L. Simmons

/s/ Maureen C. Watson	Director
Maureen C. Watson

/s/ Richard G. Wolford	Director
Richard G. Wolford

Exhibit Index

Exhibit Number		Incorporated by Reference			Filed
	Exhibit Description	Form	Date	Number	Herewith

4.1	Amended and Restated Certificate of Incorporation.	8-K	9/27/2016	3.1

4.2	Amended and Restated Bylaws.	8-K	9/27/2016	3.2

4.3	Registration Rights Agreement, dated as of January 31, 2014, by and among the Registrant and certain stockholders party thereto.	S-1	8/26/2016	4.2

4.4	Form of Amended and Restated Stockholders Agreement, by and among the Registrant and certain equityholders party thereto, in effect as of September 21, 2016.	S-1/A	9/12/2016	4.3

4.5	Form of Common Stock Certificate.	S-1/A	9/12/2016	4.4

5.1	Opinion of Latham & Watkins LLP.				X

23.1	Consent of independent registered public accounting firm.				X

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X

24.1	Power of Attorney. Reference is made to the signature page to the Registration Statement.				X

99.1(a)	2014 Equity Incentive Plan of the Registrant.	S-1/A	9/12/2016	10.12

99.1(b)	Forms of stock option award agreements used under the 2014 Equity Incentive Plan of the Registrant.	S-1/A	9/12/2016	10.13

99.2(a)	2016 Equity Incentive Plan of the Registrant.	S-1/A	9/12/2016	10.16

99.2(b)	Form of Stock Option Grant under the 2016 Equity Incentive Plan of the Registrant.	S-1/A	9/12/2016	10.17

99.2(c)	Form of Restricted Stock Unit under the 2016 Equity Incentive Plan of the Registrant.	S-1/A	9/12/2016	10.27

99.3	2016 Employee Stock Purchase Plan of the Registrant.	S-1/A	9/12/2016	10.18